Exhibit 10.53

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of April 26, 2012, by and among CORSAIR MEMORY, INC., a Delaware corporation (“Borrower”), CORSAIR COMPONENTS, INC., a Delaware corporation (“Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower and Bank are parties to a Credit and Security Agreement, dated as of June 10, 2003 (as amended to date, the “Prior Agreement”).

Guarantor has informed Bank that it intends to consummate an initial public offering of Guarantor’s capital stock (“IPO”).

Guarantor and Borrower intend to use the proceeds of the IPO or the initial extension of credit under this Agreement, or a combination of the two, to pay in full the Obligations outstanding under the Prior Agreement and, concurrent therewith, terminate the Prior Agreement.

Borrower has requested that this Agreement become effective prior to the termination of the Prior Agreement, and Bank has agreed with such request subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank, Borrower and Guarantor hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1 LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including April 26, 2015, not to exceed at any time the aggregate principal amount of Thirty Million Dollars ($30,000,000) (“Line of Credit”), the proceeds of which shall be used only for ordinary working capital and general business purposes, and may be used, solely in the case of the first advance, to refinance the Obligations outstanding under the Prior Agreement. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Line of Credit Note”; terms used herein but not otherwise defined herein having the meaning set forth in the Line of Credit Note), all terms of which are incorporated herein by this reference. Notwithstanding anything to the contrary set forth in this Agreement, Bank shall have no obligation to extend any credit or make any advances to Borrower pursuant to this Agreement (and the Line of Credit shall be deemed to be $0) unless and until all of the conditions set forth in Sections 3.1 and 3.2 below have been fulfilled to the satisfaction of Bank.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Thirty Millions Dollars ($30,000,000).

(c) Reserved.

(d) Commercial Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue sight and/or usance letters of credit for the account of Borrower (including for the benefit of any subsidiary of Borrower) to finance its working capital needs (“Subfeature Commercial LCs”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Commercial LCs and Subfeature Standby LCs (as defined below) shall not at any time exceed $5,000,000 (the “Letter of Credit Sublimit”). The form and substance of each Subfeature Commercial LC shall be subject to approval by Bank, in its sole discretion. Each Subfeature Commercial LC shall be issued for a term not to exceed ninety (90) days, as designated by Borrower; provided however, that no Subfeature Commercial LC shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Subfeature Commercial LCs shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Commercial LC shall be subject to the additional terms and conditions of Bank’s standard Commercial Letter of Credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Commercial LC shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(e) Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (including for the benefit of any subsidiary of Borrower) to finance its working capital needs (“Subfeature Standby LCs”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby LCs and Subfeature Commercial LCs shall not at any time exceed the Letter of Credit Sublimit. The form and substance of each Subfeature Standby LC shall be subject to approval by Bank, in its sole discretion. Each Subfeature Standby LC shall be issued for a term not to exceed 365 days, as designated by Borrower; provided however, that no Subfeature Standby LC shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Subfeature Standby LCs shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Standby LC shall be subject to the additional terms and conditions of Bank’s standard Standby Letter of Credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Standby LC shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(f) Reserved.

(h) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note or any other document or instrument required hereby; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2 RESERVED.

SECTION 1.3 RESERVED.

SECTION 1.4 RESERVED.

SECTION 1.5 RESERVED.

SECTION 1.6 RESERVED.

SECTION 1.7 RESERVED.

SECTION 1.8 RESERVED.

SECTION 1.9 RESERVED.

SECTION 1.10 INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit Note shall bear interest, and the amount of each drawing paid under any commercial or standby letter of credit issued under any credit subject hereto, shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $35,000, which fee shall be due and payable in full on execution of this Agreement.

(d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to the Applicable Percentage per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each month. As used herein, “Applicable Percentage” means the percentage set forth in the table below opposite the applicable average percentage of the Line of Credit this is undrawn during the month:

Average Percentage of Line of Credit that is Undrawn During the Month	Applicable Percentage For the Next Month
50% or greater	0.50%
less than 50%	0.25%

(e) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance and any renewal of each Subfeature Standby LC in an amount equal to one and eight tenths percent (1.8%) of the face amount thereof, (ii) fees upon the issuance and any renewal of each Subfeature Commercial LC in an amount equal to the greater of (x) half of one percent (0.5%) of the face amount thereof, or (y) Bank’s minimum fee for the issuance of commercial letters of credit, as then in effect, and (iii) fees upon the payment or negotiation of each drawing under any such letter of credit and fees upon the occurrence of any other activity with respect to any such letter of credit (including without limitation, the transfer, amendment or cancellation of any such letter of credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

(f) Success Fee. Borrower shall pay to Bank a success fee in the amount of $75,000 upon the occurrence of any Liquidity Event. As used herein, “Liquidity Event” means the time at which (i) any person or entity (including such person’s or entity’s affiliates and associates) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the shareholders of Borrower on the date of this Agreement) becomes the beneficial owner (as defined in Rule 13d 3 under the Securities Exchange Act of 1934) of a percentage of the capital stock of Borrower equal to at least fifty-one percent (51%), (ii) there shall be consummated any consolidation or merger of Borrower pursuant to which Borrower’s capital stock would be converted into cash, securities or other property, other than a merger or consolidation of Borrower in which the holders of such capital stock immediately prior to the merger have the same proportionate ownership, directly or indirectly, of capital stock of the surviving entity immediately after the merger as it had of Borrower’s capital stock immediately prior to such merger, (iii) all or substantially all of Borrower’s assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any person or entity (including any affiliate or associate of Borrower) in one or a series of transactions.

SECTION 1.11 RESERVED.

SECTION 1.12 COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document (as defined in Section 2.2 hereof) other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by charging any deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower’s deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.13 COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower shall grant to Bank security interests of first priority in substantially all of Borrower’s personal property assets pursuant to (i) a Continuing Security Agreement: Rights to Payment and Inventory, of even date herewith, made by Borrower in favor of Bank (the “Payment and Inventory Security Agreement”), (ii) a Security Agreement: Equipment, of even date herewith, made by Borrower in favor of Bank (the “Equipment Security Agreement”), and (iii) such other security or like agreements, instruments and documents as Bank shall reasonably require from time to time (the “Other Security Agreements”) (the Payment and Inventory Security Agreement, the Equipment Security Agreement, and the Other Security Agreements, as any of them may be amended, restated, supplemented or otherwise modified from time to time, are sometimes collectively referred to herein as the “Borrower Security Agreements”).

As security for all indebtedness and other obligations of Guarantor to Bank, Guarantor shall grant to Bank security interests of first priority in (i) all of Guarantor’s personal property assets, pursuant to that certain Security Agreement, of even date herewith, between Guarantor and Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantor Security Agreement”); (ii) 100% of its share ownership of Borrower and each of its other present and future material domestic subsidiaries, pursuant to, in the case of Borrower, that certain Third Party Pledge Agreement, of even date herewith, made by Guarantor in favor of Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Domestic Pledge Agreement”); (iii) 65% of its share ownership in Corsair (Hong Kong) Limited, and each of its other present and future material foreign subsidiaries, pursuant to, in the case of Corsair (Hong Kong) Limited, that certain Third Party Pledge Agreement, of even date herewith, made by Guarantor in favor of Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Hong Kong Pledge Agreement”); and (iv) such other agreements, instruments and documents as Bank shall reasonably require from time to time. All pledges of shares of foreign subsidiaries shall be perfected under both the laws of the State of California, and of the laws of the jurisdiction of organization of the applicable pledged company.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank within five (5) days of written demand the full amount of all reasonably documented charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.14 GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by Guarantor pursuant to that certain Guaranty, of even date herewith (as may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”).

SECTION 1.15 SUBORDINATION OF DEBT. All indebtedness and other obligations of Borrower to any person other than Bank (each, a “Subordinated Creditor”), as well as to all of Borrower’s shareholders, shall be subordinated in right of repayment to all indebtedness and other obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of Guarantor and Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1 LEGAL STATUS. Each of Guarantor and Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required and in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on Borrower or Guarantor, as applicable.

SECTION 2.2 AUTHORIZATION AND VALIDITY. Each of this Agreement, the Borrower Security Agreements, the Guaranty, the Guarantor Security Agreement, the Domestic Pledge Agreement, the Hong Kong Pledge Agreement, and the Line of Credit Note (collectively, the “Loan Documents”) and each other document set forth on Exhibit A hereto (the “Closing List”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower and Guarantor, to the extent each is a party thereto, enforceable in accordance with their respective terms.

SECTION 2.3 NO VIOLATION. The execution, delivery and performance by Borrower and Guarantor of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower or Guarantor, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or Guarantor, is a party or by which Borrower or Guarantor may be bound, in each case, to the extent that such violation, contravention or breach could reasonably be expected to have a material adverse effect.

SECTION 2.4 LITIGATION. There are no pending, or to the best of Guarantor’s and Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or Guarantor, other than those set forth on Schedule 2.4 hereto (as such Schedule 2.4 may be updated by Borrower or Guarantor from time to time in accordance with Section 7.14 hereof).

SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENT. The annual consolidated and consolidating financial statement of Guarantor dated December 31, 2011, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct in all material respects and present fairly the consolidated financial condition of Guarantor, (b) disclose all consolidated liabilities of Guarantor that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Guarantor or Borrower, nor has Guarantor or Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6 INCOME TAX RETURNS. Neither Guarantor nor Borrower has knowledge of any pending assessments or adjustments of its income tax payable with respect to any year which could reasonably be expected to have a material adverse effect.

SECTION 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8 PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law and which the failure to possess could reasonably be expected to have a material adverse effect.

SECTION 2.9 ERISA. Each of Guarantor and Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); neither Guarantor nor Borrower has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Guarantor or Borrower (each, a “Plan”) in a manner that could reasonably be expected to have a material adverse effect; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Guarantor or Borrower that could reasonably be expected to have a material adverse effect; each of Guarantor and Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10 OTHER OBLIGATIONS. Neither Guarantor nor Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as set forth on Schedule 2.10 hereto (as such Schedule 2.10 may be updated by Borrower or Guarantor from time to time in accordance with Section 7.14 hereof), or except for any default on any such obligation which could not reasonably be expected to have a material adverse effect.

SECTION 2.11 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 2.11 hereto (as such Schedule 2.11 may be updated by Borrower or Guarantor from time to time in accordance with Section 7.14 hereof), each of Guarantor and Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Guarantor’s and Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Guarantor or Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Guarantor nor Borrower has material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1 CONDITIONS OF EFFECTIVENESS. The effectiveness of this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Documentation. Bank shall have received, in form and substance reasonably satisfactory to Bank, this Agreement and each of the Loan Documents listed on Exhibit A attached hereto, duly executed.

(b) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or Guarantor, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or Guarantor.

(c) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies consistent with what would customarily be obtained by similar businesses to Borrower, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, foreign accounts receivable insurance, business personal property insurance, and business interruption insurance.

(d) Opinion of Guarantor’s Counsel. Bank shall have received a favorable legal opinion provided by Hong Kong counsel to Bank on enforceability of Guarantor’s stock pledge of Corsair Hong Kong Ltd.

(e) Financial Statements. Guarantor shall have delivered to Bank its CPA audited consolidated and consolidating financial statements and footnotes for its fiscal year ended December 31, 2011, which financial statements shall be reasonably satisfactory to Bank.

(f) Due Diligence. Bank shall have received reasonably satisfactory results from Bank’s due diligence including, but not limited to, credit checks on Guarantor, Borrower and their principals, and further credit analysis.

(g) No Event of Default. There shall not exist any Default or Event of Default under (and as defined in) the Prior Agreement, nor shall there have occurred any Material Adverse Effect (as defined in the Prior Agreement).

SECTION 3.2 CONDITIONS TO THE INITIAL EXTENSION OF CREDIT. The obligation of Bank to make the initial extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel; provided, however, that the initial extension of credit by Bank shall be evidence of such satisfaction.

(b) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or Guarantor, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or Guarantor.

(c) Initial Public Offering. Guarantor shall have duly consummated the IPO, which IPO shall have generated gross proceeds of not less than $30,000,000. Provided that all of the conditions set forth in this Section 3.2 (other than this clause (c)), and all of the conditions set forth in Section 3.1 above and Section 3.3 below, have all been fulfilled to Bank’s satisfaction on the date that the IPO has been duly consummated, concurrent with the due consummation of the IPO, Bank shall make the initial extension of credit requested by Borrower to be made on such date.

(d) Termination of Prior Agreement. The Obligations outstanding under the Prior Agreement shall have been paid in full, in cash, and the Prior Agreement shall have been terminated.

(e) No Event of Default. There shall not exist any Default or Event of Default under (and as defined in) the Prior Agreement, nor shall there have occurred any Material Adverse Effect (as defined in the Prior Agreement).

(f) Expiration of Commitment. Each of the conditions set forth in this Section 3.2 shall have been fulfilled to Bank’s satisfaction on or before June 26, 2012.

SECTION 3.3 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder (including the initial extension of credit) shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date (except for any representation or warranty made as of a specific date which shall have been true as of such date), no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including without limitation, the following:

(i) For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank’s standard Application for Commercial Letter of Credit.

(ii) For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank’s standard Application for Standby Letter of Credit.

(c) Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

SECTION 3.4 CONDITION SUBSEQUENT OF EFFECTIVENESS AND OF EACH EXTENSION OF CREDIT. The effectiveness of this Agreement and the obligation of Bank to make each extension of credit as contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of the following condition subsequent:

(a) Landlord Waiver. From the date of the initial extension of credit as contemplated by this Agreement and continuously for 90 days thereafter, Borrower shall have used its commercially reasonable best efforts to deliver to Bank a landlord waiver with respect to Borrower’s location at 2252 West Winton Avenue, Hayward, CA 94545, duly executed and in form and substance satisfactory to Bank.

In the event that Borrower shall fail to timely fulfill the condition subsequent set forth in this Section 3.4 to the satisfaction of Bank, in its sole and absolute discretion, such failure shall constitute an Event of Default.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each of Guarantor and Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, unless Bank otherwise consents in writing:

SECTION 4.1 PUNCTUAL PAYMENTS. Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2 ACCOUNTING RECORDS. Each of Guarantor and Borrower shall maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, and with at least two (2) Business Days prior written notice (unless an Event of Default has occurred and is continuing, in which case no notice shall be required), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Guarantor and Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, Bank shall not be entitled to perform more than one audit per calendar year.

SECTION 4.3 FINANCIAL STATEMENTS. Guarantor shall provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, an unqualified audited financial statement of Guarantor on a consolidated and consolidating basis, prepared by a certified public accountant acceptable to Bank in accordance with generally accepted accounting principles, to include balance sheet, income statement, statement of cash flows, and source and application of funds statement (it being understood and acknowledged that if all of the foregoing information is set forth in the Guarantor’s Form 10-K filing with the Securities and Exchange Commission for such fiscal year, such Form 10-K filing shall be deemed delivery to the Bank of the information required under this Section 4.3(a) so long as the Guarantor complies with the foregoing timing requirements for such delivery or deemed delivery whether constituting a Form 10-K filing or another report);

(b) not later than 30 days after and as of the end of each fiscal quarter, a financial statement of Guarantor on a consolidated and consolidating basis, prepared by Guarantor, to include balance sheet and income statement (it being understood and acknowledged that if all of the foregoing information is set forth in the Guarantor’s Form 10-Q filing with the Securities and Exchange Commission for such fiscal quarter, such Form 10-Q filing shall be deemed delivery to the Bank of the information required under this Section 4.3(b) so long as the Guarantor complies with the foregoing timing requirements for such delivery or deemed delivery whether constituting a Form 10-Q filing or another report);

(c) contemporaneously with each annual and quarterly financial statement of Guarantor required hereby, a certificate of the president or chief financial officer of Guarantor that said financial statements are accurate in all material respects and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d) at the time they are sent or filed, copies of all proxy statements, financial statements, registration statements, and other similar reports Guarantor sends to its shareholders and/or files with the Securities and Exchange Commission, including all 10-Ks not later than 120 days after and as of the end of each fiscal year, and all 10-Qs not later than 60 days after and as of the end of each quarter;

(e) not later than 30 days after and as of the end of each fiscal year, a copy of Guarantor’s consolidated and consolidating projections for the following fiscal year, to include balance sheet, income statement, statement of cash flows, and sources and uses of funds statement;

(f) from time to time such other information as Bank may reasonably request.

SECTION 4.4 COMPLIANCE. Each of Guarantor and Borrower shall preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which each is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business, in each case, where the failure to so maintain or comply could reasonably be expected to have a material adverse effect.

SECTION 4.5 INSURANCE. Each of Guarantor and Borrower shall maintain and keep in force, for each business in which it is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. Without limiting the generality of the foregoing, Borrower will at all times maintain business interruption insurance including coverage for force majeure and credit insurance on all foreign accounts receivable, and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Bank may reasonably request, with any loss payable to Bank to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for Bank’s benefit. All policies of liability insurance required hereunder shall name Bank as an additional insured.

SECTION 4.6 FACILITIES. Each of Guarantor and Borrower shall keep all properties useful or necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7 TAXES AND OTHER LIABILITIES. Each of Guarantor and Borrower shall pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Guarantor or Borrower, as applicable, may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Guarantor or Borrower, as applicable, has made reserves, to Bank’s satisfaction, for eventual payment thereof in the event Guarantor or Borrower, as applicable, is obligated to make such payment.

SECTION 4.8 LITIGATION. Each of Guarantor and Borrower shall promptly give notice in writing to Bank of any litigation pending or threatened against it with a claim in excess of $2,500,000.

SECTION 4.9 FINANCIAL CONDITION. Guarantor shall maintain Guarantor’s consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Guarantor’s consolidated financial statements for the period ending March 31, 2012:

(a) Total Funded Debt to EBITDA not greater than 2.0 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Funded Debt” defined as the sum of all consolidated obligations for borrowed money (including subordinated debt) plus all consolidated capital lease obligations, and with “EBITDA” defined as consolidated net profit before tax plus consolidated interest expense (net of capitalized interest expense), consolidated depreciation expense, consolidated amortization expense, consolidated stock-based compensation expense, and the stock warrant expense associated with the warrant issued to BHC Interim Funding III, L.P., a Delaware limited partnership, on or about June 18, 2009.

(b) Consolidated net income after taxes not less than $1, determined on a rolling 4-quarter basis, determined as of each fiscal quarter end.

SECTION 4.10 NOTICE TO BANK. Each of Guarantor and Borrower shall promptly (but in no event more than five (5) days after obtaining notice or knowledge of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Guarantor or Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Guarantor’s or Borrower’s property in excess of an aggregate of $500,000.

SECTION 4.11 COLLATERAL AUDITS. Each of Guarantor and Borrower shall permit Bank to audit all of Guarantor’s and Borrower’s collateral required hereunder, with such audits to be performed from time to time at Bank’s option by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank’s costs and expenses of each audit to be reimbursed in full by Borrower; provided, that there shall be no more than one such audit per calendar year unless an Event of Default has occurred and is continuing. Bank shall not be required to share the results of the audit(s) with Borrower, Guarantor, or any third party.

SECTION 4.12 BANK ACCOUNTS. Each of Guarantor and Borrower shall maintain all of its deposit accounts and securities accounts and their subsidiaries that are organized in a jurisdiction in the United States only at Bank or its affiliates.

ARTICLE V

NEGATIVE COVENANTS

Each of Guarantor and Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, without Bank’s prior written consent:

SECTION 5.1 USE OF FUNDS. Borrower shall not use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2 CAPITAL EXPENDITURES. Neither Guarantor nor Borrower shall make any additional investment in fixed assets in any fiscal year in excess of an aggregate between them of $10,000,000.

SECTION 5.3 RESERVED.

SECTION 5.4 OTHER INDEBTEDNESS. Neither Guarantor nor Borrower shall create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the respective liabilities of Guarantor and Borrower to Bank, and (b) indebtedness incurred at the time of, or within 120 days after, the acquisition of any fixed or capital assets for the purpose of financing all or any part of the acquisition cost thereof in an amount not to exceed $2,000,000 per fiscal year in the aggregate between them (provided that such indebtedness incurred by Borrower for the purpose of acquiring a new headquarters shall be exempt from such $2,000,000 limit so long as such indebtedness does not exceed $5,000,000), and (c) indebtedness permitted pursuant to Section 5.7(d) hereof.

SECTION 5.5 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Neither Guarantor nor Borrower shall merge into or consolidate with any other entity; make any substantial change in the nature of its business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, other than Permitted Acquisitions; or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of its assets other than (x) the sale of inventory in the ordinary course of business, and (y) dispositions of obsolete, worn or nonfunctional equipment. As used herein, “Permitted Acquisition” means any acquisition (x) by Guarantor or Borrower of all of the equity interests of any person or entity or (y) by Guarantor or Borrower or any of its wholly-owned subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, or a business line or unit or a division of, any person or entity; provided that,

(a) immediately prior to, and after giving effect thereto, no Event of Default (or condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default) shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with the requirements of all applicable governmental authorities;

(c) Bank shall have a perfected security interest in all assets or equity interests being acquired (except for Excluded Property, as defined in the Borrower Security Agreements or the Guarantor Security Agreement, as applicable), and any new domestic subsidiary shall have executed and delivered to Bank a continuing guaranty on Bank’s form with respect to Borrower’s obligations hereunder owing to Bank;

(d) Guarantor shall be in compliance with the financial covenants set forth in Section 4.9 of this Agreement on a pro forma basis after giving effect to such acquisition as of the last day of Guarantor’s fiscal quarter most recently ended;

(e) Guarantor shall have delivered to the Bank (A) at least 30 days prior to such proposed acquisition, (i) a compliance certificate evidencing compliance with Section 4.9 of this Agreement as required under clause (d) above, and (ii) all relevant financial information with respect to such acquired assets or equity interests, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 4.9 of this Agreement; and (B) promptly upon request by Bank, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Bank) and (ii) quarterly and annual financial statements of the person or entity whose equity interests or assets are being acquired for the twelve month (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(f) any person or entity, or assets or division as acquired in accordance herewith shall be in the same or substantially similar or related business or lines of business in which Borrower is engaged as of the date of this Agreement.

(g) the assets being acquired are located within the United States or the person or entity whose equity interests are being acquired is organized in a jurisdiction located within the United States.

(h) any seller carryback indebtedness incurred in connection with the proposed acquisition shall be subordinated on terms and conditions acceptable to Bank, in its sole discretion, shall contain no covenants, and shall otherwise be on terms and conditions (including maturity, rate of interest and amortization) acceptable to Bank in its sole and absolute discretion.

(i) such Permitted Acquisition shall be non-hostile and the applicable seller shall have taken all corporate, partnership or limited liability company, as applicable, action necessary to authorize the execution and delivery of the applicable purchase agreement, and the consummation of the transactions contemplated thereby;

(j) the total consideration payable to the seller in connection with any Permitted Acquisition shall not be greater than $40,000,000, and the aggregate of all consideration payable to all sellers in connection with all Permitted Acquisitions in any fiscal year shall not be greater than $80,000,000.

SECTION 5.6 GUARANTIES. Neither Guarantor nor Borrower shall guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any of its assets as security for, any liabilities or obligations of any other person or entity.

SECTION 5.7 LOANS, ADVANCES, INVESTMENTS. Neither Guarantor nor Borrower shall make any loans or advances to or investments in any person or entity, except:

(a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of three years or less, commercial paper or corporate notes issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of three years or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) travel advances or loans to officers and employees not exceeding at any one time an aggregate of $250,000;

(c) advances in the form of progress payments, prepaid rent not exceeding three (3) months or security deposits; and

(d) investments in subsidiaries and affiliates, including but not limited to Corsair Hong Kong Ltd., in an amount not to exceed $50,000,000 at any one time (excluding short term inter-company receivables and payables).

SECTION 5.8 DIVIDENDS, DISTRIBUTIONS. Neither Guarantor nor Borrower shall declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding; provided that notwithstanding the foregoing Borrower shall be permitted to declare and pay dividends and distributions to Guarantor.

SECTION 5.9 PLEDGE OF ASSETS. Neither Guarantor nor Borrower shall mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of its assets now owned or hereafter acquired, except any of the foregoing in favor of Bank, and the following:

(a) in the case of any property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Guarantor’s or Borrower’s business or operations as presently conducted; and

(b) Permitted Liens, as defined in the Borrower Security Agreements or Guarantor Security Agreement, as applicable.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower or Guarantor shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Guarantor or Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1 and section 3.3 of this Agreement), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default (in each case, subject to applicable grace periods), under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or Guarantor has incurred any debt or other liability to any person or entity having an aggregate principal amount in excess of $1,000,000, including Bank.

(e) Borrower or Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the United States Bankruptcy Code, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or Guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or Guarantor in excess of $1,000,000 (after deducting any amounts covered by insurance); or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or Guarantor; or the entry of a judgment against Borrower or Guarantor which continues for 30 days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or Guarantor and is not stayed/dismissed within 45 calendar days of filing.

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower or Guarantor of its obligations under any of the Loan Documents.

(h) The dissolution or liquidation of Borrower or Guarantor; or Borrower or Guarantor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or Guarantor.

(i) Any “Change in Control” (as defined below) shall occur.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) (other than Guarantor or any of its subsidiaries or Anthony Paul, John Bechley, Don Lieberman or The Employee Stock Ownership Plan of the Guarantor, as defined under Section 4975(e)(7) of the Internal Revenue Code, becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Guarantor’s outstanding Voting Stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control if (1) Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(y) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Guarantor’s Voting Stock immediately prior to that transaction or (z) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares. As used in this paragraph, the term “subsidiary” means, with respect to any person (the “Parent”), any other person at least a majority of whose outstanding Voting Stock, measured by voting power rather than number of shares, is owned, directly or indirectly, at the date of determination by the Parent and/or one or more other subsidiaries of the Parent.

“Voting Stock” means, with respect to any specified person as of any date, any capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person or, if such person is not a corporation, any governing body thereof performing a similar function.

SECTION 6.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Corsair Memory, Inc.
46221 Landing Parkway
Fremont, CA 94538
Attn: Nick Hawkins, Chief Financial Officer
Fax: 510.659.6951

GUARANTOR:	Corsair Components, Inc.
46221 Landing Parkway
Fremont, CA 94538
Attn: Nick Hawkins, Chief Financial Officer
Fax: 510.659.6951

BANK:	Wells Fargo Bank, National Association
Technology Office

400 Hamilton Avenue, Suite 210
Palo Alto, CA 94301
Attn: Richard Adams
Fax: 650.855.6638

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3)

days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or electronic mail, upon receipt.

SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank within five (5) Business Days following written demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that neither Guarantor nor Borrower may assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents; provided, that so long as no Event of Default has occurred and is continuing, Borrower shall have the right to consent to any assignment by Bank (consent not to be unreasonably withheld); provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall reasonably object thereto by written notice to the Bank within ten (10) Business Days after having received written notice thereof. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, Guarantor or the business of Guarantor, or any collateral required hereunder.

SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower, Guarantor and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11 ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12 GUARANTY BY GUARANTOR. This Agreement and the Continuing Guaranty executed by Guarantor in favor of Bank referenced in Section 3.1(b) hereinabove (“Guaranty”) shall be read together as one agreement. In the event that any of the terms and conditions of this Agreement with respect to Guarantor conflict with any the terms and conditions of the Guaranty, the terms and conditions of this Agreement shall govern and control such conflict.

SECTION 7.13 UPDATING DISCLOSURE SCHEDULES. To the extent necessary to cause the representations and warranties set forth in Article II to remain true, complete and accurate until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement, Borrower and Guarantor shall update in writing any Schedules provided for in Article II to the extent they have knowledge of any circumstance which may have the effect of making any representation or warranty contained in Article II untrue or incomplete in any material respect. The requirement of Borrower and Guarantor to update the Schedules provided for herein shall not have the effect of a cure of any Event of

Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by Bank.

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Exhibit 10.53

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

CORSAIR MEMORY, INC., a Delaware corporation		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Nicholas Hawkins	By:	/s/ Richard Adams
Name:	Nicholas Hawkins	Name:	Richard Adams
Title:	CFO	Title:	Assistant Vice President

CORSAIR COMPONENTS, INC., a Delaware corporation

By:	/s/ Nicholas Hawkins
Name:	Nicholas Hawkins
Title:	CFO

CREDIT AGREEMENT